Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288705

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 2 DATED APRIL 29, 2026

TO THE PROSPECTUS DATED APRIL 7, 2026

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated April 7, 2026 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•
to provide an update regarding our share repurchase plan; and
•
to provide an update regarding our distributions

Share Repurchases

Effective April 29, 2026, our board of directors (the “Board”) amended our share repurchase plan (the “SRP”), beginning with repurchases submitted during the month of April 2026 such that (i) repurchase requests made upon the death or qualifying disability of a stockholder who is a natural person will be repurchased in full to the extent there are available funds up to a limit of $5 million per month; and (ii) repurchase requests for accounts having a balance below $5,000 will be repurchased in full to the extent there are available funds up to a limit of $5 million per month. As a result, no repurchase requests will be accepted except in connection with (i) and (ii) above.

Distributions

We are reducing the monthly distribution paid on our common stock commencing with the distribution to holders of record as of the close of business on April 30, 2026. The Advisor and the Board considered a range of factors in making this determination, including making our distribution in line with other public, non-listed REITs and preserving long-term value for our stockholders. The Advisor and the Board will continue to evaluate our distribution rate based on market conditions. The timing and amount of distributions are at the discretion of the Board and, as such, no assurance can be made as to the amount of any future distributions.

SREIT-SUP2-0426